Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

Spirits Capital Corporation

100 Bayview Circle, Suite 4100 Newport Beach, CA 92660

We hereby consent to the use in the Form 1-A Regulation A Offering Statement constituting a part of this Registration Statement of our report dated March 25, 2023, relating to the financial statements of Spirits Capital Corporation, which is contained in that Regulation A Offering Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Regulation A Offering Statement.

/s/ Urish Popeck & Co., LLC
Pittsburgh, PA

August 10, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.